EXHIBIT 21



Subsidiaries of the Registrant

The following is a list of the significant subsidiaries of the Registrant as of August 2, 2002, all of which are wholly-owned:

                                                                     State of
Parent                                                            Incorporation
------                                                            --------------

CBRL Group, Inc.                                                     Tennessee


Subsidiaries
------------

Cracker Barrel Old Country Store, Inc.                        Tennessee
Logan's Roadhouse, Inc.                                       Tennessee
CBOCS General Partnership                                     Michigan
CBOCS Michigan, Inc.                                          Michigan
CBOCS West, Inc.                                              Nevada
Rocking Chair, Inc.                                           Nevada